Exhibit 10.17

EQUIPMENT PURCHASE AGREEMENT

THIS EQUIPMENT PURCHASE AGREEMENT (this “Agreement”) is dated this 7th day of April, 2006 by and between AKRION, INC., a Delaware corporation (“Akrion”), and SUNRISE CAPITAL INVESTMENTS, LLC, a Delaware limited liability company (“Buyer”).

Preliminary Statements

WHEREAS, Buyer desires to purchase from Akrion, and Akrion desires to sell to Buyer, certain single-wafer cleaning equipment, as more fully described below, pursuant to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of Equipment. Subject to the terms and conditions set forth in this Agreement, Akrion hereby sells to Buyer, and Buyer hereby purchases from Seller, the following equipment (collectively, the “Equipment”):

(a) G Project Mach2HP, which was shipped to Samsung Electronics Co. Ltd. on March 22, 2005 (#D009059844) (the “G Project Equipment”); and

(b) TWMPS Mach2HP, which was shipped to Samsung Electronics Co. Ltd. on September 27, 2004 (#126101R009) (the “TWMPS Equipment”).

2. Purchase Price. The purchase price for the Equipment is Two Million Two Hundred Sixty-Seven Thousand Dollars ($2,267,000), payable by check or wire transfer of immediately available U.S. funds.

3. Right to Repurchase. At any time and from time to time prior to April 7, 2007, Akrion shall have the right to repurchase (the “Repurchase Right”) from Buyer any or all of the Equipment by providing written notice to Buyer stating that it desires to repurchase the Equipment specifically set forth in such notice. Upon receipt of such notice, Buyer shall sell to Akrion and Akrion shall purchase from Buyer such Equipment, and Buyer shall deliver to Akrion a bill of sale or such other documentation as may be reasonably requested by Akrion to evidence such repurchase by Akrion.

4. Right of Return. At any time and from time to time prior to April 7, 2007, Buyer shall have the right to return (the “Return Right”) to Akrion any or all of the Equipment by providing written notice to Akrion stating that it desires to return the Equipment specifically set forth in such notice. Upon receipt of such notice, Buyer shall return to Akrion, and Akrion shall accept from Buyer, such Equipment, and Buyer shall deliver to Akrion a bill of sale or such other documentation as may be reasonably requested by Akrion to evidence such return of Equipment to Akrion.

5. Repurchase/Return Price. In the event Akrion exercises its Repurchase Right or Buyer exercises its Return Right, Akrion shall pay Buyer an amount as follows:

(a) If Akrion repurchases or Buyer returns all of the Equipment, the purchase price that Akrion shall pay to Buyer shall be the sum of (i) $2,267,000 plus (ii) interest equal to (A) the product of $204,030 multiplied by the number of days between and including the date hereof and the date on which the Repurchase Right or Return Right is exercised (B) divided by 365;

(b) If Akrion repurchases or Buyer returns only the G Project Equipment, the purchase price that Akrion shall pay to Buyer shall be the sum of (i) $1,075,000 plus (ii) interest equal to (A) the product of $96,750 multiplied by the number of days between and including the date hereof and the date on which the Repurchase Right or Return Right is exercised (B) divided by 365; and

(c) If Akrion repurchases or Buyer returns only the TWMPS Equipment, the purchase price that Akrion shall pay to Buyer shall be the sum of (i) $1,192,000 plus (ii) interest equal to (A) the product of $107,280 multiplied by the number of days between and including the date hereof and the date on which the Repurchase Right or Return Right is exercised (B) divided by 365.

6. Delivery of Equipment; Storage. Buyer hereby acknowledges that the Equipment is currently located outside the United States. At least five days prior to the date on which the Equipment is to be shipped to the United States, Akrion shall give Buyer written notice of such scheduled delivery. Upon receipt of such notice, Buyer shall provide Akrion with the location to which the Equipment is to be delivered, and Akrion agrees that it will deliver, or direct the delivery of, the Equipment to such specified location. In no event shall Buyer be responsible for any shipping costs or related fees and expenses in connection with the delivery of the Equipment to the location so designated by Buyer. If Buyer directs Akrion to deliver the Equipment to Akrion’s Allentown, Pennsylvania facility, Akrion hereby agrees that it will store indefinitely the Equipment at such facility at no additional cost to Buyer.

7. Representations and Warranties. Akrion hereby represents and warrants to Buyer only as follows:

(a) Akrion is the sole owner of the Equipment and has the authority to enter into this Agreement and to sell the Equipment.

(b) The Equipment is merchantable and fit for its intended use.

8. Covenants. Until the one year anniversary of the date hereof, Akrion agrees that it will maintain adequate insurance coverage on the Equipment with respect to the replacement cost of such Equipment.

9. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement. None of the terms and provisions contained in this Agreement may be changed without a writing signed by Akrion and Buyer.

10. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective successors and permitted assigns. Akrion shall not have the right to assign this Agreement without the prior written consent of Buyer. Buyer may assign any or all of its rights and interests under this Agreement without the prior consent of Akrion.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart signature page delivered by facsimile transmission shall be deemed to be and have the same force and effect as an originally executed signature page. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

12. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania, notwithstanding the choice of law rules of Pennsylvania or any other jurisdiction.

IN WITNESS WHEREOF, Akrion and Buyer have caused this Equipment Purchase Agreement to be duly executed as of the date first written above.

AKRION, INC.

By:	/s/ James Whittle
Name:	James Whittle
Title:	Chief Financial Officer

SUNRISE CAPITAL INVESTMENTS, LLC

By:	/s/ David A. Preiser
Name:	David A. Preiser
Title:	Managing Member

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